Exhibit 99.1

Ideal Power Inc. Announces Third Quarter 2015 Results

Management to Host Conference Call at 4:30 pm ET

AUSTIN, TX--(November 10, 2015) - Ideal Power Inc. (NASDAQ: IPWR), a developer of innovative power conversion technologies, today announced results for the three and nine months ended September 30, 2015.

Key Q3 2015 and Subsequent Highlights:

•	Received largest order to date; 14.5MWs spanning the entire product family

•	Received 1.5MW order from a previously disclosed system integration partner

•	Received first commercial orders for Asia; two customers ordered multiple units of Grid-Resilient 125kW Power Conversion Systems (PCS) for project installations in China and Japan

•	Received multi-unit order for Grid-Resilient 30kW Multi-Port PCS from EnerDel; representing the first major order for the rapidly growing microgrid market

•	Received certification for UL1741 conformance for Grid-Resilient 125kW PCS

•	Granted five patents by the U.S. Patent Office for B-TRAN semiconductor power switch and methods of operation; 34 total patents issued with over 100 patents pending

•	Order backlog of $2.2 million as of September 30, 2015 and $6.1 million as of November 9, 2015

"We have made substantial progress since the second quarter in all aspects of our business. With the largest order in our Company’s history and the resultant growth in backlog, as well as our initial entry into other geographic markets and market segments, we are well positioned for significant growth in 2016," stated Dan Brdar, Chairman and CEO. “Additionally, with the continued expansion of our product family and the investments in our development of bi-directional switches, we are laying the foundation to extend our competitive advantages and to position us for long-term success in large addressable markets,” continued Mr. Brdar.

Third Quarter 2015 Financial Results

•	Third quarter 2015 product revenue increased 210% to $0.9 million from $0.3 million in Q3 2014

•	Third quarter 2015 gross margins were 6% compared to negative 22% gross margins in Q3 2014.

•	Product revenue for the first nine months of 2015 increased 291% to $3.3 million from $0.8 million in the comparable prior year period.

•	Research and development expenses increased to $1.7 million from $0.7 million in Q3 2014, resulting from the self-funding of our bi-directional switch development efforts this year, the engagement of a second semiconductor fabricator for bi-directional switch development and prototyping and certification costs associated with our Grid-Resilient 125 kW PCS product.

•	Third quarter 2015 net loss was $2.9 million compared to $1.9 million in the comparable prior year period. The increase was due primarily to increased research and development spending.

•	Cash and cash equivalents totaled $17.3 million as of September 30, 2015, compared to $7.9 million on December 31, 2014, with no long-term debt outstanding.

"During the third quarter, we invested heavily in research and development, including engaging a second semiconductor fabricator to accelerate proof of concept and prototyping of our new bi-directional switch technologies and the certification of our new 125kW product. We expect the incremental spend to drive future growth and have already seen results with a significant increase in backlog due in part to the introduction of our 125kW product. We will continue to invest prudently to drive the growth of our business," stated Tim Burns, Chief Financial Officer of Ideal Power.

Business Overview

Ideal Power's patented Power Packet Switching Architecture™ (PPSA) technology enables significant improvements over conventional power converters, thus improving efficiency, reliability, size and installed cost. The Company's products are made from standard industry components, are battery agnostic and software driven, which provides ultimate flexibility for customers globally. Ideal Power's current products include a 30 kW Battery Converter, Grid-Resilient 30kW 2 Port and Multi-Port PCS and a 125kW 2 Port PCS.

These products allow the Company to form key relationships with leaders across several multi-billion dollar vertical markets to support their growth initiatives. New channel relationships are expected to significantly increase penetration into target markets and may be complemented by licensing agreements, enabling high volume and international expansion.

Conference Call Details

CEO Dan Brdar and CFO Tim Burns will host a conference call with investors to provide additional details on activity during the third quarter and year-to-date periods. To access the call, please use the following information:

Date: Tuesday, November 10, 2015

Time: 4:30 PM ET, 1:30 PM PT

US dial-in: 1-888-737-3703

International Dial-In: 1-913-312-1453

Passcode: 9149348 (or reference Ideal Power 2015 Q3 Update Call)

Webcast: http://public.viavid.com/index.php?id=116987

Investors can submit questions to the Company via email at matt.hayden@mzgroup.us. The webcast replay will be available on the Company's Web site, www.idealpower.com.

About Ideal Power Inc.

Ideal Power Inc. (NASDAQ: IPWR) has developed a novel, patented power conversion technology called Power Packet Switching Architecture™ (PPSA). PPSA improves the size, cost, efficiency, flexibility and reliability of electronic power converters. PPSA can scale across several large and growing markets, including commercial grid storage, combined solar and storage, microgrids and electrified vehicle charging. Ideal Power has a capital-efficient business model that can enable it to address these markets simultaneously. Ideal Power has won multiple grants for its PPSA technology, including a $2.5 million grant from the Department of Energy's Advanced Research Projects Agency - Energy (ARPA-E) program, and market-leading customers are incorporating PPSA as a key component of their systems. For more information, visit www.idealpower.com.

Safe Harbor Statement

All statements in this release and on the associated conference call that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to the statements concerning our positioning for future growth in 2016, our technologies’ potential for extending our competitive advantages and our expectation that our current investments in research and development will drive future growth. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Investment in research and development is inherently uncertain and the return on our investment in the form of expanded product offerings, enhanced competitive position and increased revenue may not occur with the timeframes we expect, or at all. Other such risks, uncertainties, and other factors include, but are not limited to, the risks that we will not continue to add new partners to help us broaden our market reach; our commercial relationships with our partners will not enable future growth or the operating results we currently forecast; unanticipated costs or lower-than-anticipated revenue may adversely impact our ability to execute our operating plan; our new channel relationships may not be as successful as we expect and we may not successfully enter into new licensing arrangements regarding our technology; the patents for our technology may not provide adequate protection against the development of new technologies and products, and we may not be successful in maintaining, enforcing and defending our patents; demand for energy storage products may not grow; demand for our products, which we believe are disruptive, may not develop; and we may not be able to compete successfully with other manufacturers and suppliers of energy conversion products, both now and in the future, as new products are developed and marketed. Orders in backlog, while generally not cancellable nor protected from price changes, may be subject to commercial terms that enable the customer to delay or reschedule delivery of product, thereby impacting the timing of our recognition of associated revenue. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward looking statements.

Contact:

Ideal Power Media
Mercom Communications
Wendy Prabhu
1.512.215.4452
idealpower@mercomcapital.com
www.mercomcapital.com

Investor Relations
MZ North America
Matt Hayden
1.949.259.4986
matt.hayden@mzgroup.us
www.mzgroup.us

IDEAL POWER INC.

STATEMENTS OF OPERATIONS

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Products and services	$895,490	$289,000	$3,292,518	$841,600
Grants	-	149,029	-	448,050
Total revenue	895,490	438,029	3,292,518	1,289,650

Cost of revenues:
Products	842,425	367,947	2,918,064	1,003,260
Grant research and development costs	-	165,588	-	497,833
Total cost of revenue	842,425	533,535	2,918,064	1,501,093

Gross profit (loss)	53,065	(95,506)	374,454	(211,443)

Operating expenses:
Research and development	1,716,782	689,396	3,809,362	1,644,294
General and administrative	888,132	762,741	2,767,273	2,225,996
Sales and marketing	378,378	310,818	1,222,558	840,565
Total operating expenses	2,983,292	1,762,955	7,799,193	4,710,855

Loss from operations	(2,930,227)	(1,858,461)	(7,424,739)	(4,922,298)

Interest income	12,028	6,617	21,152	22,148

Net loss	$(2,918,199)	$(1,851,844)	$(7,403,587)	$(4,900,150)

Net loss per share – basic and fully diluted	$(0.31)	$(0.26)	$(0.91)	$(0.70)

Weighted average number of shares outstanding – basic and fully diluted	9,356,195	7,015,156	8,180,137	7,008,634

IDEAL POWER INC.

BALANCE SHEETS

	September 30,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$17,326,588	$7,912,011
Accounts receivable, net	795,559	446,521
Inventories, net	586,144	251,338
Prepayments and other current assets	166,634	263,605
Total current assets	18,874,925	8,873,475
Property and equipment, net	854,280	374,376
Intangible assets, net	1,288,010	1,012,964
Other non-current assets	17,920	17,920
Total assets	$21,035,135	$10,278,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,033,854	$441,636
Accrued expenses	1,093,363	773,119
Total current liabilities	2,127,217	1,214,755

Stockholders’ equity:
Common stock	9,380	7,048
Additional paid-in capital	49,957,213	32,712,020
Treasury stock	(2,657)	(2,657)
Accumulated deficit	(31,056,018)	(23,652,431)
Total stockholders’ equity	18,907,918	9,063,980
Total liabilities and stockholders’ equity	$21,035,135	$10,278,735

IDEAL POWER INC.

STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(7,403,587)	$(4,900,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	54,791	-
Write-down of inventory	(2,156)	-
Depreciation and amortization	144,834	43,248
Write-off of capitalized software	45,641	-
Write-off of capitalized patents	109,788	-
Stock-based compensation	1,012,825	597,055
Common stock issued for services	-	50,004
Fair value of warrants issued for services	76,410	101,879
Decrease (increase) in operating assets:
Accounts receivable	(403,829)	(147,363)
Inventories	(348,677)	175,746
Prepayments and other current assets	96,971	88,956
Increase (decrease) in operating liabilities:
Accounts payable	592,218	(109,717)
Accrued expenses and deferred rent	320,244	280,610
Net cash used in operating activities	(5,704,527)	(3,819,732)

Cash flows from investing activities:
Purchase of property and equipment	(636,741)	(278,318)
Acquisition of intangible assets	(402,445)	(313,766)
Net cash used in investing activities	(1,039,186)	(592,084)

Cash flows from financing activities:
Net proceeds from issuance of common stock	15,924,405	-
Exercise of options and warrants	233,885	4,987
Net cash provided by financing activities	16,158,290	4,987

Net increase (decrease) in cash and cash equivalents	9,414,577	(4,406,829)
Cash and cash equivalents at beginning of period	7,912,011	14,137,097
Cash and cash equivalents at end of the period	$17,326,588	$9,730,268